Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds Director of Investor Relations
(706) 649-4973

Synovus Reports Results for Fourth Quarter of 2010

Aggressive Asset Dispositions Drive Non-performing Assets to Lowest Level in Two Years

Columbus, Ga., January 28, 2011 – Synovus Financial Corp. (NYSE: SNV) today reported a net loss attributable to common shareholders of $180.0 million for the fourth quarter of 2010, compared to a net loss of $195.8 million for the third quarter of 2010. The net loss per common share for the fourth quarter of 2010 was $0.23 compared to $0.25 for the third quarter of 2010. During the quarter, Synovus’ credit trends continued to improve and its capital position remained strong.

Fourth Quarter Business Results

Continued Improvement in Credit Trends

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Dispositions of ORE, problem loans, and potential problem loans were $573 million in the fourth quarter compared to $172 million in the third quarter of 2010, the highest quarterly disposition activity in our history.

•	Total non-performing assets declined for the third consecutive quarter to $1.28 billion at December 31, 2010, the lowest level in two years, down from $1.56 billion at September 30, 2010.
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New non-performing loan inflows were $295 million in the fourth quarter of 2010, down 30 percent from the previous quarter and down 55 percent from the same quarter a year ago. This level of non-performing loan inflows is the lowest level in over two years.

•	Total delinquencies (loans 30-89 days past due and 90 days or more past due) declined to 0.82% of loans at December 31, 2010 from 1.12% at September 30, 2010, for a $77 million decrease.
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Net charge-offs were $385 million in the quarter compared to $237 million in the third quarter of 2010, impacted by significantly higher asset disposition activity and an increase in transfers to loans held-for-sale.

•	Total credit costs declined for the sixth consecutive quarter to $282 million for the fourth quarter of 2010, from $301 million in the third quarter of 2010.
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The allowance for loan losses coverage of non-performing loans (excluding non-performing loans for which the expected loss has been charged-off) increased to 193 percent at December 31, 2010, compared to 178 percent at September 30, 2010.

Strong Capital Position

As of December 31, 2010, capital ratios were as follows:

•	Tier 1 Capital Ratio – 12.79%
•	Tier 1 Common Equity Ratio – 8.63%
•	Tangible Common Equity to Tangible Assets Ratio – 6.73%
•	Total Risk-based Capital Ratio – 16.51%

Core Performance

•	Pre-tax, pre-credit costs income was $117.2 million for the fourth quarter of 2010, compared to $123.5 million in the third quarter of 2010.
o	Net interest income declined $3.5 million due to lower loan balances, while the net interest margin expanded 4 basis points to 3.37% benefiting from a 10 basis point decrease in the effective cost of funds.
o	Non-interest income decreased by $1.9 million, due primarily to lower earnings on private equity investments and NSF fees, partially offset by strong growth in brokerage revenue.

Balance Sheet Fundamentals

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The loan portfolio shrinkage from net pay downs continued to moderate during the fourth quarter. The decline in loans outstanding from net pay downs was approximately $80 million for the quarter, compared to approximately $320 million for the third quarter of 2010. Net pay downs exclude the impact of loan sales, transfers to loans held-for-sale, charge-offs, and foreclosures. The reported sequential quarter decrease in loans outstanding was $995 million.

•	Total core deposits, excluding time deposits, grew 6.1% (annualized) in the fourth quarter over the third quarter of 2010, and 4.3% over the fourth quarter of 2009.
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Total deposits declined $736 million from the prior quarter to $24.5 billion. $397 million of the decline was in brokered money market and brokered time deposit accounts. Total core deposits declined $339 million linked quarter to $21.3 billion, driven by a $571 million decline in time deposits.

“During the quarter, we disposed of $573 million in distressed assets, significantly improving the quality of our balance sheet. Additionally, our total non-performing assets, non-performing loan inflows, delinquencies, and credit costs are at their lowest levels in two or more years. We believe that the continued improvement in these credit metrics, along with our recently announced efficiency initiatives, better positions us to return to profitability during 2011. These efficiency initiatives are expected to generate an estimated $100 million in expense savings by the end of 2012, with approximately $75 million of these savings to be realized in 2011,” said Kessel D. Stelling, President and CEO of Synovus.

Stelling continued, “In addition to the bold steps taken regarding asset dispositions and efficiency initiatives, our team is intensely focused on growing and expanding customer relationships. Specifically, we have taken major steps to ramp up our commercial banking efforts, recently assembling a highly-skilled, large corporate banking team to secure business relationships that we believe will not only drive C&I loan growth, but also connect more commercial customers with our full suite of specialized banking solutions. The integration of this team will complement our strong commercial banking team throughout our geographic footprint. We are making investments in the right tools, products and services, and we have recently launched a major initiative to redesign, end-to-end, our loan and deposit processes to be more customer-friendly. We intend to make every transaction and interaction with our bank an exceptional experience for our customers.”

Synovus will host an earnings highlights conference call at 8:30 a.m. EST on January 28, 2011. The earnings call will be accompanied by a slide presentation. Shareholders and other interested parties can access the slide presentation and listen to the conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. RealPlayer or Windows Media Player can be downloaded prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

About Synovus

Synovus Financial Corp. is a financial services company with over $30 billion in assets based in Columbus, Georgia. Synovus Financial Corp. provides commercial and retail banking, investment and mortgage services to customers in Georgia, Alabama, South Carolina, Florida and Tennessee. See Synovus Financial Corp. on the web at www.synovus.com.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. These forward-looking statements include, among others, our expectations on credit costs trends; expectations on cost savings from our recently announced efficiency initiatives; expectations regarding future growth opportunities, including our initiatives related to loans and core deposits; statements regarding our return to profitability during 2011; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this report. Many of these factors are beyond Synovus’ ability to control or predict.

These forward-looking statements are based upon information presently known to Synovus’ management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, risks relating to execution of our efficiency initiatives and plans for growth and the other risks and other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2009 under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and in Synovus’ quarterly reports on Form 10-Q and current reports on Form 8-K, including Synovus’ Current Report on Form 8-K filed on April 26, 2010. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures

The measures entitled tangible common equity to tangible assets ratio, core deposits, core deposits excluding time deposits, pre-tax, pre-credit costs income, and non-interest expense excluding credit costs and other non-recurring items are not measures recognized under U.S. generally accepted accounting principles (GAAP), and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are the ratio of total shareholders’ equity to total assets, total deposits, loss before income taxes, and total non-interest expense, respectively.

Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ capital strength and the performance of its core business. These non-GAAP financial measures should not be considered as substitutes for the ratio of total shareholders’ equity to total assets, total deposits, loss before income taxes, or total non-interest expense determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

The computations of the tangible common equity to tangible assets ratio, core deposits, core deposits excluding time deposits, pre-tax, pre-credit costs income, and non-interest expense excluding credit costs and other non-recurring items, and the reconciliation of these measures to the ratio of total shareholders’ equity to total assets, total deposits, loss before income taxes, and total non-interest expense are set forth in the tables below:

Reconciliation of Non-GAAP Financial Measures (dollars in thousands)
	4Q10	3Q10	2Q10	1Q10	4Q09
Tangible Common Equity To Tangible Assets Ratio
Total assets	$30,093,148	30,954,761	32,382,340	32,439,438	32,831,418
Less: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Less: Other intangible assets, net	(12,434)	(13,463)	(14,505)	(15,556)	(16,649)

Tangible assets	$30,056,283	30,916,867	32,343,404	32,399,451	32,790,338

Total shareholders’ equity	$2,997,918	3,216,066	3,423,932	2,616,743	2,851,041
Less: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Less: Other intangible assets, net	(12,434)	(13,463)	(14,505)	(15,556)	(16,649)
Less: Cumulative perpetual preferred stock	(937,323)	(934,991)	(932,695)	(930,433)	(928,207)

Tangible common equity	$2,023,730	2,243,181	2,452,301	1,646,323	1,881,754

Total shareholders’ equity to total assets ratio	9.96%	10.39	10.57	8.07	8.68
Tangible common equity to tangible assets ratio	6.73%	7.26	7.58	5.08	5.74

Reconciliation of Non-GAAP Financial Measures (dollars in thousands)
	4Q10	3Q10	2Q10	1Q10	4Q09
Core Deposits and Core Deposits Excluding Time Deposits
Total deposits	$24,500,304	25,236,225	26,257,563	27,180,048	27,433,533
Less: National market brokered deposits	(3,152,349)	(3,549,175)	(4,175,762)	(4,642,345)	(5,039,328)

Core deposits	21,347,955	21,687,050	22,081,801	22,537,703	22,394,205
Less: Time deposits	(5,911,150)	(6,482,521)	(6,971,056)	(7,384,005)	(7,597,738)

Core deposits excluding time deposits	$15,436,805	15,204,529	15,110,745	15,153,698	14,796,467

Pre-Tax, Pre-Credit Costs Income
Loss before income taxes	$(159,550)	(180,807)	(233,632)	(275,180)	(243,929)
Add: Provision for losses on loans	252,401	239,020	298,904	340,948	387,114
Add: Other credit costs	29,304	61,870	53,689	53,562	40,659
Add: Goodwill impairment	—	—	—	—	14,849
Add: Restructuring charges	2,118	3,420	—	—	(347)
Less: Gain on curtailment of post-retirement benefit	(7,092)	—	—	—	—
Less: Visa litigation recovery	—	—	—	—	(2,374)
Less: Gain on sale of Visa shares	—	—	—	—	(51,900)

Pre-tax, pre-credit costs income	$117,181	123,503	118,961	119,330	144,072